ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Andes 2, Inc.

We hereby consent to the inclusion in the form 10 of our auditors' report dated July 7, 2014, relating to our audit of the balance sheet of Andes 2, Inc. as of June 30, 2014 and the related statement of operations, changes in stockholders' deficit, and cash flows for the period ended June 30, 2014. Our report dated July 7, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to Andes 2, Inc.'s ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Form 10 general form for registration of securities.

**/s/ ANTON & CHIA, LLP**

Newport Beach, CA

July 7, 2014